Exhibit 99.1


                                  NEWS RELEASE

DATE:      June 22, 2005   3:00 p.m. E.S.T.
CONTACT:   James L. Saner, Sr., President and CEO
           MainSource Financial Group, Inc. 812-663-0157

                Hines and Crall Elected to Board of Directors for
                           MainSource Financial Group

James L. Saner, Sr., President and CEO of MainSource Financial Group, announced today that D.J. Hines and Brian Crall were elected to the Board of Directors for the corporation at its Annual Meeting of Shareholders on May 25, 2005.

Mr. Hines is Chief Executive Officer of Schuler Bauer Real Estate Services Inc., a real estate brokerage company, and has held this position since 1987. He is also President of Bugaboo Developers, Inc. and a member of Whispering Pines Developers, LLC, a residential land development company.

Mr. Crall is Deputy Secretary of the Executive Cabinet, Office of the Governor of the Commonwealth of Kentucky. He has held this position since April 2004. Mr. Crall also served as CEO of the Owensboro Family YMCA from November 1986 until June 2000, CEO of Progress Printing Company from July 2000 until April 2004, and was the 13th District State Representative in the state of Kentucky from January 1995 until April 2004.

At the meeting, shareholders also re-elected the following directors to its board for 2005: Robert E. Hoptry, William G. Barron; Philip A. Frantz; Rick S. Hartman; Douglas I. Kunkel; and James L. Saner, Sr. Longtime director Dale Deffner was honored for his dedication over the past 31 years as a Board Member, as well as for his service on various committees throughout the years. Mr. Deffner retired this year due to the age limitation established years ago.

Donald A. Benziger, Senior Vice President and Chief Financial Officer, reviewed the 2004 financial performance of the Company and all of the changes which occurred during the year. Mr. Saner spoke about the Company's future strategy and the various challenges that face the Company in 2005. He also discussed the Company's secondary common stock offering and the merger of the pending acquisition of Madison Bank and Trust Company into MainSource Bank, which is expected to be completed during the third quarter of 2005, subject to regulatory approval.

Mr. Saner stated, "Our Board is a group of very talented individuals from a variety of different backgrounds that continue to work together as a group with their primary focus on building shareholder value. The majority of the Board is independent and the Board exceeds all SEC and NASDAQ requirements. I am pleased to be associated with such a fine group of people. Our new members, D.J. Hines and Brian Crall, will continue to add diversified expertise and overall guidance to our Company."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, financial services holding company with assets of approximately $1.5 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois, it operates 53 offices in 22 Indiana counties and six offices in three Illinois counties. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.

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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240